John Hancock Hedged Equity & Income Fund

Notification of Sources of Distribution

This notice provides shareholders of the John Hancock Hedged Equity & Income Fund (NYSE: HEQ) with important information concerning the distribution declared on March 1, 2021, and payable on March 31, 2021. No action is required on your part.

Distribution Period:	March 2021
Distribution Amount Per Common Share:	$0.2900

The following table sets forth the estimated sources of the current distribution, payable March 31, 2021, and the cumulative distributions paid this fiscal year to date from the following sources: net investment income; net realized short term capital gains; net realized long term capital gains; and return of capital or other capital source. All amounts are expressed on a per common share basis and as a percentage of the distribution amount.

			For the fiscal year-to-date period
	For the period 1/1/2021-3/31/2021		1/1/2021-3/31/2021 1
				% Breakdown
	Current	% Breakdown	Total Cumulative	of the Total
		of the Current		Cumulative
Source	Distribution ($)	Distribution	Distributions ($)	Distributions
Net Investment Income	0.1158	40%	0.1158	40%
Net Realized Short-
Term Capital Gains	0.1026	35%	0.1026	35%
Net Realized Long-
Term Capital Gains	0.0514	18%	0.0514	18%
Return of Capital or
Other Capital Source	0.0202	7%	0.0202	7%
Total per common share	0.2900	100%	0.2900	100%

Average annual total return (in relation to NAV) for the 5 years ended on February 28, 2021				6.34%
Annualized current distribution rate expressed as a percentage of NAV as of February 28,
2021				8.88%
Cumulative total return (in relation to NAV) for the fiscal year through February 28, 2021				2.35%

Cumulative fiscal year-to-date distribution rate expressed as a percentage of NAV as of
February 28, 2021				2.22%

You should not draw any conclusions about the Fund's investment performance from the amount of this distribution or from the terms of the Fund's managed distribution plan.

The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund's investment performance and should not be confused with "yield" or "income."

1The Fund's current fiscal year began on January 1, 2021 and will end on December 31, 2021.

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund's investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The Fund has declared the March 2021 distribution pursuant to the Fund's managed distribution plan (the "Plan"). Under the Plan, the Fund makes fixed quarterly distributions in the amount of $0.2900 per share, which will continue to be paid quarterly until further notice.

If you have questions or need additional information, please contact your financial professional or call the John Hancock Investment Management Closed-End Fund Information Line at 1-800-843-0090, Monday through Friday between 8:00 a.m. and 7:00 p.m., Eastern Time.

John Hancock Hedged Equity & Income Fund

Notification of Sources of Distribution

This notice provides shareholders of the John Hancock Hedged Equity & Income Fund (NYSE: HEQ) with important information concerning the distribution declared on June 1, 2021, and payable on June 30, 2021. No action is required on your part.

Distribution Period:	June 2021
Distribution Amount Per Common Share:	$0.2900

The following table sets forth the estimated sources of the current distribution, payable June 30, 2021, and the cumulative distributions paid this fiscal year to date from the following sources: net investment income; net realized short term capital gains; net realized long term capital gains; and return of capital or other capital source. All amounts are expressed on a per common share basis and as a percentage of the distribution amount.

			For the fiscal year-to-date period
	For the period 4/1/2021-6/30/2021		1/1/2021-6/30/2021 1
				% Breakdown
	Current	% Breakdown	Total Cumulative	of the Total
		of the Current		Cumulative
Source	Distribution ($)	Distribution	Distributions ($)	Distributions
Net Investment Income	0.1855	64%	0.2959	51%
Net Realized Short-
Term Capital Gains	0.0000	0%	0.0000	0%
Net Realized Long-
Term Capital Gains	0.0250	9%	0.2600	45%
Return of Capital or
Other Capital Source	0.0795	27%	0.0241	4%
Total per common share	0.2900	100%	0.5800	100%

Average annual total return (in relation to NAV) for the 5 years ended on May 31, 2021				6.12%
Annualized current distribution rate expressed as a percentage of NAV as of May 31, 2021				8.46%
Cumulative total return (in relation to NAV) for the fiscal year through May 31, 2021				10.01%

Cumulative fiscal year-to-date distribution rate expressed as a percentage of NAV as of May
31, 2021				4.23%

You should not draw any conclusions about the Fund's investment performance from the amount of this distribution or from the terms of the Fund's managed distribution plan.

The Fund estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund's investment performance and should not be confused with "yield" or "income."

1The Fund's current fiscal year began on January 1, 2021 and will end on December 31, 2021.

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund's investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

The Fund has declared the June 2021 distribution pursuant to the Fund's managed distribution plan (the "Plan"). Under the Plan, the Fund makes fixed quarterly distributions in the amount of $0.2900 per share, which will continue to be paid quarterly until further notice.

If you have questions or need additional information, please contact your financial professional or call the John Hancock Investment Management Closed-End Fund Information Line at 1-800-843-0090, Monday through Friday between 8:00 a.m. and 7:00 p.m., Eastern Time.